Exhibit (a)(1)(C)
FORM OF CONFIRMATION OF PARTICIPATION IN THE OFFER
[DATE]
[Name of Optionholder]
[Street Address]
[City, State Zip]
     Dear [Name of Optionholder]:
     You recently elected to participate in the offer by Perot System Corporation (the “Offer”) to exchange certain eligible options granted under our 1991 Stock Option Plan, as amended (the “1991 Plan”), for replacement options granted under our 2001 Long-Term Incentive Plan, as described in our Offer to Exchange Certain Outstanding Stock Options for New Stock Options, dated November 15, 2005 (the “Offer to Exchange”). By electing to participate in the Offer, you acknowledge receipt of the Offer to Exchange. Pursuant to the Offer, you have elected to exchange the following eligible options granted under the 1991 Plan:

Number of Eligible Options	Exercise Price Per Share
[___]	$25.00
     If there are any errors or omissions in the information set forth above, please immediately notify Terri Gibbons, Perot Systems Corporation Stock Plan Administrator, at M/S D2420, 2300 West Plano Parkway, Plano, Texas 75075, 972-577-5670 (telephone) or 972-577-6088 (facsimile). A failure to notify us of any errors or omissions will constitute your acceptance and agreement that the information set forth herein is correct and accurate. If we do not receive a Form of Withdrawal of Participation in the Offer or any notification from you that the information above is incorrect and incomplete, subject to our rights not to accept these eligible options for exchange, the options listed above will be cancelled in accordance with the terms and conditions set forth in the Offer to Exchange.
     This confirmation does not constitute acceptance by Perot Systems Corporation for cancellation of these outstanding eligible options.
     Please note that you may withdraw your Election at any time by completing a Form of Withdrawal of Participation in the Offer before 6:00 p.m. Eastern Time on December 15, 2005, or such later time and date to which the Offer is extended.
     If you have any questions, please contact Terri Gibbons, Stock Plan Administrator, at M/S D2420, 2300 West Plano Parkway, Plano, Texas 75075, 972-577-5670 (telephone) or 972-577-6088 (facsimile).

Sincerely,

Terri Gibbons
Stock Plan Administrator
Perot Systems Corporation